            Imagination in Education

For Immediate Release

PCS EDVENTURES ANNOUNCES ORDER FROM

BOYS & GIRLS CLUB

BOISE, Idaho – May 22, 2012 - PCS Edventures!.com, Inc., (OTCBB: PCSV-News) a leading provider of K-16 programs focused on Science, Technology, Engineering and Mathematics (STEM), announces the shipment of PCS robotics programs to the Boys & Girls Club of Manhattan, Kansas (BGCA).

The mission of the Boys & Girls Clubs is to enable all young people to reach their full potential as productive, caring and responsible citizens.  Nearly 4,000 Boys & Girls Clubs throughout the United States serve more than 4 million young people each year. The Boys & Girls Club of Manhattan serves over 2,000 youth annually and will be deploying the PCS robotics programs into two of their school-based locations to deliver engaging, hands-on activities to students.

“The robotics and engineering curriculum from PCS will be a nice addition to our science program for our 21st Century Community Learning Center.  Our students are looking forward to learning how to build robots,” said John Jobe, Unit Director, Boys & Girls Club of Manhattan Lee Elementary site.

“Robotics and engineering are natural, hands-on ways to learn science, technology, engineering, and math (STEM),” said Nicole Hirai, an education specialist with PCS.  “We look forward to working with the Boys & Girls Club of Manhattan and other Boys & Girls Clubs to make this a valuable experience for their students.”

Brett Newbold, Chief Operating Officer for PCS, said, “We are pleased to have the Boys & Girls Club of Manhattan join over 7,000 PCS partner sites, and look forward to a long-term relationship to help them build a world-class STEM program for their kids.”

Mr. Newbold continued, “This order represents another confirmation of our superior program offerings. We are extremely pleased to receive an order from the Boys & Girls Club of Manhattan and will continue to work with this historic organization so thousands of youth throughout the country can experience PCS programs.”

The robotics program order totaled $85,925.00. Robotics programs are scheduled to begin this Fall.  Investors, learn more about PCS robotics in recent stories posted on the PCS News website.  http://pcsedu.com/news

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact Information:

Financial Contact:  Leann Gilberg 1.800.429.3110  x136, lgilberg@pcsedu.com

Investor Contact:  Robert Grover 1.800.429.3110  x114, rgrover@pcsedu.com

Web Site:

              www.edventures.com